Exhibit 10.1

SHARES ISSUANCE AGREEMENT

This  SHARES ISSUANCE AGREEMENT (this “Agreement”), dated as of April 17, 2026 and effective as of March 31, 2026 (the “Effective Date”), is by and among LiveOne, Inc., a Delaware corporation (the “Company”), and Slacker, Inc., a Delaware corporation (“Slacker”), on the one hand, and Broadcast Music, LLC, a Delaware limited liability company (“BMI”), on the other hand.

RECITALS

A. BMI is entitled to certain payments (the “Fee”) from Slacker, Inc., the Company’s wholly owned subsidiary, due under the Slacker Music Service Music Performance License Fee Agreement, dated as of November 20, 2024 (as amended, modified or restated from time to time, the “License Fee Agreement”), and the Final License Fee Agreement and Release, dated as of November 20, 2024 (as amended, modified or restated from time to time, the “Final License Fee Agreement” and together with the License Fee Agreement, the “Subject Agreement”), each entered into between BMI and Slacker.

B. BMI and Slacker have also entered into an amendment to the Subject Agreement, dated as of the date hereof (the “Amendment”).

C. Pursuant to the Amendment, BMI agrees to release Slacker from the Released Claims (as defined therein) in exchange for the issuance by Company to BMI of 1,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), on the terms of this Agreement and the Amendment.

C. The Share Issuance (as defined below) shall be made pursuant to the Company’s currently effective shelf Registration Statement on Form S-3, which includes the Common Stock registered thereunder (Registration No. 333-284916) (the “Registration Statement”), which Registration Statement has been declared effective in accordance with the Securities Act of 1933, as amended (the “1933 Act”), by the U.S. Securities and Exchange Commission (the “SEC”).

NOW, THEREFORE, in consideration of the recitals above incorporated herein by this reference and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and BMI hereby agree as follows:

1. In Satisfaction of Released Claims. In satisfaction of the Released Claims, BMI agrees to accept the Share Issuance as provided in Section 2 below. The receipt by BMI of the Shares is a condition precedent to the effectiveness of the Amendment, and any failure by the Company or Slacker to provide such compensation as provided herein, in whole or in part, shall render this Agreement and the Amendment null and void.

2. Issuance of Shares.

(a)  Subject to the terms of Section 2(b) below, the Company shall effectuate the issuance of the Shares by providing the TA Instructions as set forth in Section 4 below (the “Share Issuance”). The closing (the “Closing”) of the offer and purchase of the Shares by BMI shall occur virtually at the offices of Foley Shechter Ablovatskiy LLP, the Company’s outside corporate and securities counsel by no later than five (5) business days after the date of this Agreement. As used herein “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed. The parties agree that the conditions to closing (the “Closing”) are (i) delivery by each party to the other party of this Agreement and the Amendment, duly executed by such first party (and Slacker, with respect to the Company), and (ii) confirmation by the Transfer Agent (as defined below) that the Shares have been issued to BMI as provided in Section 4 of this Agreement (collectively, the “Closing Conditions”). The date on which the Closing occurs shall be referred to herein as the “Closing Date”. Without prejudice to any other Section of this Agreement regarding how the Shares shall be valued towards the Released Claims, the parties hereto agree and acknowledge that the shares shall be deemed issued at a price of $7.50 per share.

(b) The parties hereto agree and acknowledge that notwithstanding the parties hereto entering into this Agreement, the Company shall not be under any obligation and shall not have any liability whatsoever to BMI under the Subject Agreement, the Amendment or otherwise except for the Company’s obligation to issue the Shares on the terms of this Agreement.

(c) BMI agrees not to sell on any trading day an aggregate amount of the Shares that is more than five percent (5%) of the average daily trading volume for the Common Stock for the preceding twenty (20) consecutive trading days (excluding from such average any index rebalancing days) (such average daily trading volume, “ADTV”, and such five percent (5%) cap, the “Daily Trading Cap”); provided, however, that in the event the Common Stock is not traded on a securities exchange or automated quotation system, “Daily Trading Cap” shall mean five percent (5%) of the shares of Common Stock issued to BMI pursuant to this Amendment. Notwithstanding the foregoing, regardless of the ADTV, BMI shall be permitted to sell on any trading day at least 3,500 shares of the Shares.

2. BMI’s Representations and Warranties. BMI represents and warrants to the Company that, as of the date hereof and as of the date of the Closing:

(a) (i) the execution and delivery of this Agreement and Amendment by BMI, and the consummation by BMI of the transactions contemplated hereby and thereby, have been duly and validly authorized, executed and delivered on behalf of BMI and shall constitute the legal, valid and binding obligations of BMI enforceable against BMI in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and (ii) the person executing this Agreement and the Amendment on its behalf has the authority to do so.

(b) BMI acknowledges and represents that: (a) it has read the Agreement; (b) it clearly understands the Agreement and each of its terms; (c) it fully and unconditionally consent to the terms of this Agreement; (d) it had the benefit and advice of counsel of its own selection; (e) it has executed this Agreement, freely, with knowledge, and without influence or duress; (f) it has not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by it has been actual and adequate.

3. Representations and Warranties of the Company. The Company represents and warrants to BMI that, as of the date hereof and as of the date of the Closing:

(a) The Company is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation or default of any of the provisions of its articles of incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Company, or (iii) a material adverse effect on the Company’s ability to enter into or perform in any material respect its obligations under this Agreement, including, without limitation, the ability of the Company to issue the Shares as provided herein. The Company is not a party to any legal or regulatory proceeding and no such proceeding has been instituted in any such jurisdiction which, in either case, revokes, limits or curtails or seeks to revoke, limit or curtail, such power and authority or qualification.

(b) The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and make the Share Issuance in accordance with the terms hereof and thereof. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company’s board of directors and (other than (x) the filing with the SEC of the prospectus supplement related to the Shares required by Rule 424(b) under the 1933 Act (the “Prospectus Supplement”) supplementing the base prospectus forming part of the Registration Statement (such base prospectus as so supplemented, the “Prospectus”) and (y) any other filings as may be required by any state or federal securities agencies (collectively, the “Required Filings”)) no further filing, consent or authorization is required by the Company, its subsidiaries, their respective boards of directors or their stockholders or other governing body. This Agreement has been duly executed and delivered by the Company, and when duly executed by BMI, shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(c) The Shares are duly authorized and shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, mortgages, defects, claims, liens, pledges, charges, taxes, rights of first refusal, encumbrances, security interests and other encumbrances (collectively “Liens”) with respect to the issuance thereof. The Shares shall be registered under the 1933 Act, and the Shares shall be issued pursuant to the Registration Statement, Prospectus Supplement and Prospectus and as such shall be freely transferable and freely tradable by BMI without restriction, whether by way of registration or some exemption therefrom. The Registration Statement is effective and available for the issuance of the Common Stock thereunder and the Company has not received any notice that the SEC, or any trading market on which the Common Stock is or has been listed, has issued or intends to issue a stop-order with respect to the Registration Statement or that the SEC, or any trading market on which the Common Stock is or has been listed, otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so. The Company has not taken any action which is designed to or likely to have the effect to terminate the Registration Statement under the 1933 Act. There has not been, and, to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The Registration Statement and any prospectus included therein, including the Prospectus, and all other reports, schedules, forms, statements and other documents required to be filed by the Company since April 1, 2024 pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the Registration Statement and the Prospectus, collectively the “SEC Reports”), complied in all material respects with the requirements of the 1933 Act, and the documents incorporated by reference into the Registration Statement when filed, complied in all material respects with the requirements of the 1934 Act and, in each case, with the rules and regulations of the SEC promulgated under the 1933 Act or the 1934 Act, as the case may be. At the time the Registration Statement and any amendments thereto became effective the Registration Statement and any amendments thereto complied with and, upon the filing of the Prospectus Supplement after the date of this Agreement the Registration Statement, will comply in all material respects with the requirements of the 1933 Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus and any amendments or supplements thereto, at the time the Prospectus or any amendment or supplement thereto was issued and the Prospectus Supplement at the Closing Date, complied and will comply, as the case may be, in all material respects with the requirements of the 1933 Act. Since April 1, 2024, the Company has filed the SEC Reports on a timely basis or filed an appropriate extension of such time of filing and filed any such SEC Reports prior to the expiration of any such extension. The SEC Reports did not, and will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The SEC has not notified the Company of any objection to the use of the form of the Registration Statement pursuant to Rule 401(g)(1) under the 1933 Act. The Registration Statement meets the requirements set forth in Rule 415(a)(1)(x) under the 1933 Act.

(c) The Company acknowledges and represents that: (a) it has read the Agreement; (b) it clearly understands the Agreement and each of its terms; (c) it fully and unconditionally consent to the terms of this Agreement; (d) it had the benefit and advice of counsel of its own selection; (e) it has executed this Agreement, freely, with knowledge, and without influence or duress; (f) it has not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by it has been actual and adequate.

4. Transfer Agent Instructions; No Legend. Upon the full execution of this Agreement and the Amendment by the Company, Slacker and BMI, as applicable, the Company shall promptly, but in any event, within two (2) business days, provide its irrevocable instructions (the “TA Instructions”) to VStock Transfer, LLC, its transfer agent (the “Transfer Agent”), to issue the Shares in book-entry form or credit the Shares to the applicable balance accounts at DTC, registered in the name of BMI or its respective nominee(s), as requested by BMI, in such amounts as specified by BMI to the Company. The Company represents and warrants that no instruction other than the TA Instructions referred to in this Section will be given by the Company to its transfer agent with respect to the Shares, and that the Shares shall otherwise be freely transferable on the books and records of the Company, as applicable, to the extent provided in this Agreement. The Company shall cause its counsel to issue the legal opinion required by the Transfer Agent in connection with the issuance of the Shares to BMI as provided herein. Any fees with respect to the transfer agent or counsel to the Company associated with such issuance shall be borne by the Company. Certificates and any other instruments evidencing the Shares shall not bear any restrictive or other legend.

5. Termination. BMI shall be entitled to terminate this Agreement and the Subject Agreement and the Amendment on the terms hereof and thereof in the event that Company fails to make the Share Issuance in accordance with the terms hereof.

6. Registration and Public Disclosure.

(a)  Until such time that BMI no longer owns any of the Shares, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the 1934 Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act even if the Company is not then subject to the reporting requirements of the 1934 Act.

(b) The Company shall within the time required by the 1934 Act issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby (the “Form 8-K”). From and after the issuance of the Form 8-K, the Company represents to BMI that the Company shall have publicly disclosed all material, non-public information delivered to BMI as of such time by the Company, or any of its respective officers, directors, employees or agents in connection with the Share Issuance. The Company shall afford BMI and its counsel with a reasonable opportunity (email shall suffice) to timely review and comment upon, shall consult with BMI and its counsel on the form and substance of, and shall give due consideration to all such timely comments from BMI counsel on, any press release, filing with the SEC or any other public disclosure made by or on behalf of the Company relating to BMI, the Share Issuance and/or the Released Claims, prior to the issuance, filing or public disclosure thereof, and the Company shall not issue any press release or publicity or promotional materials without the prior consent of BMI, or otherwise issue, file or publicly disclose any such information to which BMI shall reasonably object, except if and only to the extent required by applicable law, rule or regulation; provided that if BMI shall not respond to the Company at least one business day prior to the due date of the Form 8-K, BMI shall be deemed to have agreed to the form and substance of the Form 8-K.

(c)  Except as for the transactions contemplated by this Agreement, the Company confirms that neither it nor any other person acting on its behalf shall provide BMI or its agents or counsel with any information that constitutes or might constitute material, non-public information, unless a simultaneous public announcement thereof is made by the Company in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant by the Company or any person acting on its behalf (as determined in the reasonable good faith judgment of BMI), in addition to any other remedy provided herein, in the Subject Agreement or in the Amendment, if BMI is holding any securities of the Company at the time of the disclosure of material, non-public information, BMI shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by the Company; provided BMI shall have first provided a prior written notice (email shall suffice) to the Company that it believes it has received information that constitutes material, non-public information, the Company shall have four (4) business days publicly to disclose such material, non-public information prior to any such disclosure by BMI or demonstrate to BMI in writing why such information does not constitute material, non-public information, and (assuming BMI and BMI’s counsel reasonably disagree with the Company’s determination) the Company shall have failed to publicly disclose such material, non-public information within such time period. BMI shall not have any liability to the Company or any of its subsidiaries, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure. The Company understands and confirms that BMI shall be relying on the foregoing covenants and obligations in agreeing to the Amendment, including the release of the Released Claims, and this Agreement.

7. Miscellaneous.

(a)  Choice of Law; Venue. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against a party hereto in any state or federal court located in the City of New York, State of New York, and each party hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party hereto anywhere in the world.

(b) Attorneys’ Fees and Costs. Each of the parties will bear their own costs and expenses, including but not limited to any costs, forum fees or attorneys’ fees incurred in connection with the negotiation and execution of this Agreement, the Amendment and any other ancillary agreements and documents.

(c) Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(d) Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(e) Entire Agreement; Amendments; Effectiveness. This Agreement supersedes all other prior oral or written agreements between the parties and contains the entire understanding of the parties solely with respect to the matters covered herein, other than the Subject Agreement. For clarification purposes, the Recitals are part of this Agreement, and the Subject Agreement and the Amendment remain in full force and effect after the Closing Date. No provision of this Agreement may be amended or waived other than by an instrument in writing signed by the Company and BMI. This Agreement shall become effective and binding upon the parties hereto as of the Effective Date upon the satisfaction of all of the Closing Conditions.

(f) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail; or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company or Slacker (as applicable):	If to BMI:
LiveOne, Inc./Slacker, Inc.	Broadcast Music, LLC
269 South Beverly Drive, Suite 1450	7 World Trade Center
Beverly Hills, CA 90212	250 Greenwich Street
Attention: CEO	New York, NY 10007
Email: rob@liveone.com and tenia@liveone.com	Attention: SVP, Licensing
And a separate copy tto:
with a copy (which shall not constitute notice) to:	Attention: SVP, Chief Legal Officer
Foley Shechter Ablovatskiy LLP	Email: digitalaccount@bmi.com
641 Lexington Avenue, 14th Floor
New York, NY 10022	with a copy (which shall not constitute notice) to:
Attention: Sasha Ablovatskiy, Esq.	__________________
Email: sablovatskiy@foleyshechter.com	__________________
__________________
Attention: __________________
Email: __________________

or to such other address, e-mail address and/or facsimile number and/or to the attention of such other person as the party hereto has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the party hereto of such notice, consent, waiver or other communication or (B) provided by an overnight courier service shall be rebuttable evidence of personal service or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of any of the Shares. Neither party shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person, other than the indemnitees referred to above.

(i) Survival. The representations, warranties, agreements and covenants shall survive the Closing.

(j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k) Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty. Each and every reference to share prices, shares of Common Stock and any other numbers in this Agreement that relate to the Common Stock shall be automatically adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions that occur with respect to the Common Stock after the date of this Agreement. This Agreement shall be construed without regard to any presumptions against the Party causing the same to be prepared.

(l) Remedies. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties each agree that money damages may not be a sufficient remedy for any breach of this Agreement by the other and that in addition to all other remedies, each party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach.

(m) Liability. Notwithstanding any provision of this Agreement and/or the Subject Agreement to the contrary, BMI agrees that none of the officers, directors, employees, advisors, consultants, agents, representatives, shareholders, members or affiliates of the Company and/or Slacker nor their respective affiliates, if any, controlling such persons, will have any liability or any other obligation (whether direct or indirect, in contract or tort or otherwise) to BMI and/or any of its affiliates for or in connection with issuance of shares as described herein except for any such liability for losses, claims, damages or liabilities incurred by Slacker that are finally judicially determined to have resulted from the gross negligence or willful misconduct of such individuals or entities.

(n) Confidentiality. Except as may be required by applicable law, neither of the parties hereto shall make any disclosure concerning this Agreement or the terms hereof except to its employees and representatives as may be necessary or advisable, including but not limited to legal counsel, accountants or other advisors without prior approval by the other party; provided, however, that nothing in this Agreement shall restrict the Company from making any disclosures that may be required by the federal securities laws including (without limitation) appropriate disclosures if so required by applicable items of the Form 8-K, the 1933 Act or Regulation FD, as such disclosure may be incorporated into the Company’s Forms 8-K, 10-Q and 10-K. Notwithstanding the foregoing, upon any disclosure concerning this Agreement made in accordance with the federal securities laws, the restrictions contained in this paragraph shall terminate as of the date of such disclosure and be of no further force and effect.

(o) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

[Signature page follows]

IN WITNESS WHEREOF, BMI and the Company have caused their respective signature page to this Agreement to be duly executed as of the date first written above.

COMPANY:

LIVEONE, INC.

By:	/s/ Robert Ellin
Name:	Robert Ellin
Title:	CEO and Chairman

BROADCAST MUSIC, LLC

By:	/s/ David Levin
Name:	David Levin
Title:	Sr. VP of Licensing

Agreed to and acknowledged this

17th day of April 2026:

SLACKER, INC.

By:	/s/ Robert Ellin
Name:	Robert Ellin
Title:	CEO

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